Exhibit (e)

EXECUTION VERSION

AMENDED AND RESTATED COMMON STOCK DISTRIBUTION AGREEMENT

AMENDED AND RESTATED AGREEMENT (this “Agreement”) made as of February 10, 2022, between POPULAR INCOME PLUS FUND, INC., a Puerto Rico corporation (the “Fund”), and POPULAR SECURITIES LLC, a limited liability company organized under the laws of, and having its principal office and place of business in, the Commonwealth of Puerto Rico (the “Distributor”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a non-diversified, open-end investment company, and it is in the interest of the Fund to offer its shares of common stock for sale continuously;

WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through other securities dealers;

WHEREAS, the Fund and the Distributor are parties to that certain Common Stock Distribution Agreement dated as of June 5, 2007 (the “Original Agreement”) with respect to the continuous offering of the shares of common stock of the Fund; and

WHEREAS, the Fund and the Distributor wish to amend and restate the Original Agreement in its entirety by adopting this Amended and Restated Common Stock Distribution Agreement.

NOW, THEREFORE, the parties agree as follows:

Section 1.            Appointment of the Distributor. The Fund hereby appoints the Distributor as the principal underwriter and distributor of the Fund to solicit orders and sell shares of Class A common stock (the “Class A Common Stock”), Class C common stock (the “Class C Common Stock”) and Class I Institutional common stock (the “Class I Common Stock” and, together with the Class A Common Stock and the Class C Common Stock, the “Common Stock”) of the Fund and to hold itself available to receive orders for the purchase of shares of Common Stock of the Fund, and hereby agrees during the term of this Agreement to sell shares of Common Stock of the Fund to the Distributor upon the terms and conditions herein set forth.

Section 2.            Exclusive Nature of Duties. The Distributor shall be the exclusive representative of the Fund to act as principal underwriter and distributor of the shares of Common Stock of the Fund, except that:

(a)    The exclusive right granted to the Distributor to purchase shares of Common Stock from the Fund shall not apply to common stock issued in connection with the merger or consolidation of any other investment company or personal holding company with the Fund or the acquisition by purchase or otherwise of all (or substantially all) the assets or the outstanding common stock of any such company by the Fund.

(b)    Such exclusive right also shall not apply to shares of Common Stock issued by the Fund pursuant to reinvestment of dividends or capital gains distributions.

(c)    Such exclusive right also shall not apply to shares of Common Stock issued by the Fund pursuant to any conversion, exchange or reinstatement privilege afforded redeeming shareholders, any shares of preferred stock issued by the Fund or to any other common stock as shall be agreed between the Fund and the Distributor from time to time.

Section 3.            Purchase of Common Stock from the Fund.

(a)    The Fund will continuously offer for sale shares of its Common Stock, and Distributor shall have the right to buy from the Fund the Common Stock needed, but not more than the Common Stock needed (except for clerical errors in transmission) to fill unconditional orders for Common Stock of the Fund placed with the Distributor by eligible investors or securities dealers. Investors eligible to purchase Common Stock shall be those persons so identified in the currently effective prospectus of the Fund (the “Prospectus”) under the Investment Company Act, relating to such Common Stock. The price which the Distributor shall pay for the Common Stock so purchased from the Fund shall be the net asset value, determined as set forth in Section 3(d) hereof, used in determining the public offering price on which such orders were based. Purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

(b)    The Common Stock is to be resold by the Distributor to investors at the applicable public offering price, as set forth in Section 3(c) hereof, or to securities dealers having agreements with the Distributor upon the terms and conditions set forth in Section 7 hereof.

(c)    The public offering price(s) of the Common Stock, i.e., the price per share at which the Distributor or Selected Dealers, as defined in Section 7 hereof, may sell the Common Stock shall be the public offering price as set forth in the Prospectus. If the public offering price does not equal an even cent, the public offering price may be adjusted to the nearest cent. All payments to the Fund hereunder shall be made in the manner set forth in Section 3(f).

(d)    The net asset value per share of Common Stock of the Fund shall be determined by the administrator of the Fund on a daily basis as of the close of trading on each business day, as set forth in the Prospectus and the guidelines adopted by the board of directors of the Fund. If any date on which the net asset value is to be determined is not a business day, the net asset value shall be determined on the next succeeding business day, as described in the Prospectus.

(e)    The Fund shall have the right to suspend the sale of its Common Stock at times when redemption is suspended pursuant to the conditions set forth in Section 4(b) hereof. The Fund shall also have the right to suspend the sale of its shares of Common Stock if trading in the securities markets shall have been suspended, if a banking moratorium shall have been declared by United States Federal or Puerto Rico authorities, or if there shall have been some other event, which, in the judgment of the Fund, makes it impracticable or inadvisable to sell the Common Stock.

(f)    The Fund, or any agent of the Fund designated in writing by the Fund, shall be promptly advised of all purchase orders for shares of Common Stock received by the Distributor. Any order may be rejected by the Fund; provided, however, that the Fund will not arbitrarily or without reasonable cause refuse to accept or confirm orders for the purchase of shares of its Common Stock. The Fund (or its agent) will confirm orders upon their receipt, will make appropriate book entries and, upon receipt by the Fund (or its agent) of payment therefor, will deliver deposit receipts for shares pursuant to the instructions of the Distributor. The Fund will not issue certificates representing shares of its Common Stock unless requested in writing by a Shareholder. If such request is transmitted through the Distributor, the Fund will cause certificates evidencing the shares owned to be issued in such names and denominations as the Distributor shall from time to time direct. Payment shall be made to the Fund in New York Clearing House or similar next day funds on the date such payment is required to be made under the then current Prospectus. The Distributor agrees to cause such payment and such instructions to be delivered promptly to the Fund (or its agent).

Section 4.    Repurchase or Redemption of Common Stock by the Fund.

(a)    Any of the outstanding shares of Common Stock, may be tendered for redemption on a daily basis on any day on which the NYSE is open for trading, as set forth in the Prospectus, and the Fund agrees to repurchase or redeem the shares so tendered in accordance with its obligations as set forth in Article NINTH of its Certificate of Incorporation, as amended from time to time, and in accordance with the applicable provisions set forth in the Prospectus. The price to be paid to redeem or repurchase the shares of Common Stock shall be equal to the net asset value calculated in accordance with the provisions of Section 3(d) hereof, less any redemption fee(s) or other charge(s), if any, set forth in the Prospectus. All payments by the Fund hereunder shall be made in the manner set forth below.

The Fund shall pay the total amount of the redemption price as defined in the above paragraph pursuant to the instructions of the Distributor in New York Clearing House or similar next day funds on or before the date indicated in the Prospectus subsequent to its having received the notice of redemption in proper form and the shares being redeemed as set forth in the Prospectus. The proceeds of any redemption of shares shall be paid by the Fund as follows: (i) any applicable redemption fee(s) or other charge(s) shall be paid to the Distributor or the Fund, as applicable, and (ii) the balance shall be paid to or for the account of the applicable shareholder, in each case, in accordance with the applicable provisions of the Prospectus.

(b) The right to redeem shares on a daily basis may be suspended for periods during which trading on the NYSE is restricted or the NYSE is closed or during which the U.S. bond markets are closed (other than for customary weekend and holiday closings) or for any period during which an emergency exists as a result of which disposal of portfolio securities or determination of the net asset value per share of the Fund is not reasonably practicable. The board of directors of the Fund also reserves the right to alter its policy of redeeming shares on a daily basis on any business day.

Section 5.            Duties of the Fund.

(a)    The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of the Common Stock of the Fund, and this shall include, upon request by the Distributor, one certified copy of all financial statements prepared for the Fund by independent public accountants. The Fund shall make available to the Distributor such number of copies of the Prospectus as the Distributor shall reasonably request.

(b)    The Fund shall take, from time to time, but subject to any necessary approval of the holders of shares of Common Stock, all necessary action to fix the number of authorized shares of Common Stock and such steps as may be necessary to register the same under the Investment Company Act, to the end that there will be available for sale such number of shares of Common Stock, as the Distributor may reasonably be expected to sell.

(c)    The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of its shares of Common Stock for sale under all applicable securities laws. Such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The Fund shall keep the Distributor informed of the jurisdictions in which the shares of common stock of the Fund are authorized for sale and shall promptly notify the Distributor of any change in this information. As provided in Section 8(c) hereof, the expense of qualification and maintenance of qualification shall be borne by the Fund. The

Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualification.

(d)    The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of its annual report and any interim reports.

Section 6.            Duties of the Distributor.

(a)    The Distributor shall devote reasonable time and effort to effect sales of the Common Stock of the Fund but shall not be obligated to sell any specific number of shares of Common Stock. The services of the Distributor to the Fund hereunder are not to be deemed exclusive and nothing herein contained shall prevent the Distributor from entering into like arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

(b)    In selling the shares of Common Stock of the Fund, the Distributor shall use its best efforts in all respects duly to conform with the requirements of all laws of Puerto Rico and Federal laws of the United States relating to the sale of such securities, including any applicable requirements under the Investment Company Act. The Distributor shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the Investment Company Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund.

The Distributor shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund. Neither the Distributor nor any Selected Dealer nor any other person is authorized by the Fund to give any information or to make any representations, other than those contained in the registration statement of the Fund or the related Prospectus and any sales literature specifically approved by the Fund.

(c)    The Distributor shall adopt and follow procedures, as approved by the officers of the Fund, for the confirmation of sales to investors and Selected Dealers, the collection of amounts payable by investors and Selected Dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the Financial Industry Regulatory Authority, as such requirements may from time to time exist.

(d)    The Distributor shall prepare reports for the board of directors of the Fund, upon request, showing information concerning expenditures related to this Agreement and the Fund’s Common Stock Distribution Plan, as from time to time, shall be reasonably requested by the board of directors of the Fund.

(e)    The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all applicable laws and regulations promulgated thereunder. The Distributor confirms that, as soon as possible, following the request from the Fund, the Distributor will supply the Fund with copies of the

Distributor’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

(f)    The Distributor shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, the Distributor shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

(g)    The Distributor agrees to act under this Agreement exclusively from its branch offices in Puerto Rico.

Section 7.            Compensation and Selected Dealers Agreements. The Distributor shall receive a distribution fee at the rate and under the terms and conditions of the Rule 12b-1 Plan adopted by the Fund with respect to the shares of common stock, as such Plan is amended from time to time, and subject to any further limitations or such fee as the Board may impose. The Distributor shall have the right to enter into selected dealer agreements with securities dealers of its choice (“Selected Dealers”) for the sale of shares of the Common Stock; provided that the Fund shall approve the forms of agreements with dealers and the dealer compensation set forth therein and that such dealers must have a branch office in Puerto Rico and agree to sell the Common Stock exclusively from such branch office in Puerto Rico. Common Stock sold to Selected Dealers shall be for resale by such dealers at the public offering price(s) set forth in the Prospectus. The form of agreement with Selected Dealers to be used in the continuous offering of the Common Stock of the Fund is attached hereto as Exhibit A.

Section 8.            Payment of Expenses.

(a)    The Fund shall bear all costs and expenses of the Fund, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of any required registration statements and/or prospectuses under the Investment Company Act, and all amendments and supplements thereto, and preparing and mailing annual reports, interim reports, if any, and proxy materials to holders of the Common Stock (including but not limited to the expense of setting in type any such registration statements, prospectuses, annual or interim reports or proxy materials).

(b)    The Distributor shall be responsible for any payments made to Selected Dealers as reimbursement for their expenses associated with payments of sales commissions to financial consultants. In addition, after the prospectuses and annual reports and any interim reports have been prepared and set in type, the Distributor shall bear the costs and expenses of printing and distributing any copies thereof which are to be used in connection with the offering of Common Stock to Selected Dealers or investors pursuant to this Agreement. The Distributor shall bear the costs and expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by it for use by Selected Dealers in connection with the offering of the Common Stock for sale and any expenses of advertising incurred by the Distributor in connection with such offering. It is understood and agreed that so long as the Fund’s Common Stock Distribution Plan remains in effect, any expenses incurred by the Distributor hereunder in connection with account maintenance activities may be paid from amounts recovered by it from the Fund under such plan.

(c)    The Fund shall bear the cost and expenses of qualification of the Common Stock shares for sale pursuant to Section 5(c) hereof and, if necessary or advisable in connection therewith, of qualifying the Fund as a broker or dealer in Puerto Rico and the cost and expenses payable to the Puerto Rico government for continuing qualification therein until the Fund decides to discontinue such qualification pursuant to Section 5(c) hereof.

Section 9.            Indemnification.

The Fund shall indemnify and hold harmless the Distributor and each person, if any, who controls the Distributor against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising by reason of any person acquiring Common Stock, which may be based upon the Investment Company Act, the Puerto Rico Investment Company Act of 1954, as amended, the Puerto Rico Investment Company Act of 2013, as amended, the Puerto Rico Uniform Securities Act, as amended, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or on any other statute or at common law, on the ground that the registration statement or related

Prospectus, as from time to time amended and supplemented, or an annual report or any interim reports to shareholders of the Fund, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection therewith by or on behalf of the Distributor; provided, however, that in no case (i) is the indemnity of the Fund in favor of the Distributor and any such controlling persons to be deemed to protect such Distributor or any such controlling persons thereof against any liability to the Fund or its security holders to which the Distributor or any such controlling persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their obligations and duties under this Agreement; or (ii) is the Fund to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any such controlling persons, unless the Distributor or such controlling persons, as the case may be, shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor or such controlling persons (or after the Distributor or such controlling persons shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Fund will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Distributor or such controlling person or persons, defendant or defendants in the suit. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor or such controlling person or persons, defendant or defendants in the suit shall bear the fees and expenses of any additional counsel retained by them, but in case the Fund does not elect to assume the defense of any such suit, it will reimburse the Distributor or such controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Fund shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of its Common Stock.

The Distributor shall indemnify and hold harmless the Fund and each of its directors and officers and each person, if any, who controls the Fund against any loss, liability, claim, damage or expense described in the foregoing indemnity contained in subsection (a) of this Section 9, but only with respect to statements or omissions made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of the Distributor for use in connection with the registration statement of the Fund or related Prospectus, as from time to time amended and supplemented, or the annual report or any interim reports to holders of the Common Stock of the Fund. In case any action shall be brought against the Fund or any person so indemnified, in respect of which indemnity may be sought against the Distributor, the Distributor shall have the rights and duties given to the Fund, and the Fund and each person so indemnified shall have the rights and duties given to the Distributor by the provisions of subsection (a) of this Section 9.

Section 10.            Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written and shall remain in force for one year from the above written date and, thereafter, for successive periods of twelve (12) months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the directors who are not parties to this Agreement or “interested persons” of any such party (the “Independent Directors”), cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such action or by vote of a “majority of the outstanding voting securities” of the Fund, and (ii) by the board of directors of the Fund or (iii) by vote of a “majority of the outstanding voting securities” of the Fund.

Notwithstanding the foregoing, this Agreement may be terminated at any time without the payment of any penalty, by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to the Distributor or by the Distributor, at any time, without the payment of any penalty, on sixty days’ written notice to the Fund. This Contract will automatically terminate in the event of its assignment. (As used in this Contract, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms have in the Investment Company Act.)

Section 11.            Amendments of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved in writing by the Fund and the Distributor. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the board of directors of the Fund or by the vote of a majority of outstanding voting securities of the Fund and (ii) by the vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

Section 12.            Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the Commonwealth of Puerto Rico conflict with the applicable provisions of the federal securities acts, including the Investment Company Act, the latter shall control.

Section 13.            Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

POPULAR INCOME PLUS FUND, INC.

By:	/s/ Juan O. Guerrero
Name:	Juan O. Guerrero
Title:	President

POPULAR SECURITIES LLC

By:	/s/ Jamie A. Toro
Name:	Jamie A. Toro
Title:	President

EXHIBIT A

POPULAR INCOME PLUS FUND, INC.

COMMON STOCK

SELECTED DEALERS AGREEMENT

Gentlemen:

Popular Securities LLC (the “Distributor”) has an agreement with Popular Income Plus Fund, Inc., a Puerto Rico Corporation (the “Fund”), pursuant to which it acts as the distributor for the sale of shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), Class C common stock, par value $0.01 per share (the “Class C Common Stock”) and Class I Institutional common stock, par value $0.01 per share (the “Class I Common Stock” and, together with the Class A Common Stock and the Class C Common Stock, the “Common Stock”) of the Fund and as such has the right to distribute said Common Stock of the Fund for resale. The Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Such Common Stock and certain of the terms on which it is being offered are more fully described in the accompanying prospectus of the Fund (the “Prospectus”). You have received a copy of the Common Stock Distribution Agreement (the “Distribution Agreement”) between the Distributor and the Fund and reference is made herein to certain provisions of such Distribution Agreement. The term “Prospectus” used herein refers to the prospectus on file with the Securities and Exchange Commission which is part of the most recent effective registration statement pursuant to the Investment Company Act. We offer to sell to you, as a member of the Selected

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Dealers Group, Common Stock of the Fund upon the following terms and conditions:

1.        In all sales of Common Stock, you shall act as dealer for your own account and in no transaction shall you have any authority to act as agent for the Fund, for us or for any other member of the Selected Dealers Group.

2.        Orders received from you will be accepted through us only at the public offering price applicable to each order, as set forth in the current Prospectus. The procedure relating to the handling of orders shall be subject to Section 5 hereof and instructions which we or the Fund shall forward from time to time to you. All orders are subject to acceptance or rejection by the Distributor or the Fund in the sole discretion of either. The minimum initial and subsequent purchase requirements are as set forth in the current Prospectus.

3.        The sales charges for sales to eligible investors, computed as percentages of the public offering price and the amount invested, and the related discount to Selected Dealers are as follows:

Class A Shares - Initial Sales Charge
Amount of Investment	Sales Charge as a % of Offering Price	Sales Charge as a % of Amount Invested	Dealer’s Reallowance as a % of Offering Price
Less than $50,000	2.50%	2.56%	2.00%
$50,000 - $99,999	2.25	2.30	1.75
$100,000 - $249,999	2.00	2.04	1.75
$250,000 - $499,999	1.75	1.78	1.50
$500,000 - $999,999	0.75	0.76	0.50
$1,000,000 - and over	0.00	0.00	0.00

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The term “purchase” refers to a single purchase by an individual, or to concurrent purchases, which in the aggregate, are at least equal to the prescribed amounts, by an individual, his or her spouse and their children under the age of 21 years, purchasing shares for his, her or their own account and to single purchases by a trustee or other fiduciary purchasing shares for a single trust, estate or single fiduciary account, although more than one beneficiary is involved or a single purchase for the employee benefit plan of a single employer. The term “purchase” does not include purchases by any such company which has not been in existence for at least six months or which has no purpose other than the purchase of Common Stock of the Fund or shares of registered investment companies at a discount.

You agree to advise us promptly as to the amounts of any sales made by you to eligible investors qualifying for reduced sales charges pursuant to the terms of the Prospectus and to provide evidence of their qualification for a reduced sales charge. In connection with any such sales, you shall only be entitled to receive the purchased sales charge applicable to Common Stock sold by you, as set forth in the Prospectus.

4.        You shall not place orders for any of the Common Stock unless you have already received purchase orders for such Common Stock at the applicable public offering prices and subject to the terms hereof and of the Distribution Agreement. You agree that you will not offer or sell any of the Common Stock except under circumstances that will result in compliance with the applicable Puerto Rico and United States Federal securities laws and that in connection with sales and offers to sell Common Stock you will

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furnish to each person to whom any such sale or offer is made a copy of the Prospectus (as then amended or supplemented) and will not furnish to any person any information relating to the Common Stock of the Fund which is inconsistent in any respect with the information contained in the Prospectus (as then amended or supplemented) or cause any advertisement to be published in any newspaper or posted in any public place without our consent and the consent of the Fund.

5.        As a Selected Dealer, you are hereby authorized (i) to place orders directly with the Fund for Common Stock of the Fund to be resold by us to you subject to the applicable terms and conditions governing the placement of orders by us set forth in Section 3 of the Distribution Agreement and subject to the compensation provisions of Section 3 hereof and (ii) to tender Common Stock directly to the Fund or its agent for redemption subject to the applicable terms and conditions set forth in Section 4 of the Distribution Agreement. In the event you place orders for an omnibus account, you shall provide us with a list detailing the names of the owners of the account for which the shares of Common Stock of the Fund were purchased and the amount of Common Stock of the Fund purchased by each of said accounts, and represent that you have complied with the requirements of Section 4 hereof with respect to each of the owners of these accounts.

6.        You shall not withhold placing orders received from your customers so as to profit yourself as a result of such withholding: e.g., by a change in the “net asset value” from that used in determining the offering price to your customers.

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7.        No person is authorized to make any representations concerning the Common Stock of the Fund except those contained in the current Prospectus and in such printed information subsequently issued by us or the Fund as information supplemental to such Prospectus. In purchasing Common Stock through us you shall rely solely on the representations contained in the Prospectus and the supplemental information above-mentioned. Any printed information which we furnish you other than the Prospectus, periodic reports and proxy solicitation material is our sole responsibility and not the responsibility of the Fund, and you agree that the Fund shall have no liability or responsibility to you in these respects unless expressly assumed in connection therewith.

8.        You agree to deliver to each of the purchasers making purchases from you a copy of the then current Prospectus at or prior to the time of offering or sale and you agree thereafter, to the extent we deliver them to you for delivery to beneficial owners, to deliver to such purchasers copies of the annual reports, any interim reports and proxy solicitation materials of the Fund. Additional copies of the Prospectus, annual reports, any interim reports and proxy solicitation materials of the Fund will be supplied to you in reasonable quantities upon request.

9.        We reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of the Common Stock entirely or to certain persons or entities specified by us. Each party hereto has the right to cancel this agreement upon notice to the other party.

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10.        We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the continuous offering. We shall be under no liability to you except for lack of good faith or for our gross negligence or willful misconduct and for obligations expressly assumed by us herein. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a waiver by you of compliance with any provision of the Investment Company Act, the Securities Act of 1933, the Securities Exchange Act of 1934, each as amended, or the regulations of the Securities and Exchange Commission, respectively, issued thereunder.

11.        The Distributor shall indemnify, defend and protect you and each of your directors, officers, employees, shareholders, agents and affiliates and hold you and each your directors, officers, employees, shareholders, agents and affiliates harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees and expenses of any nature (“Losses”) you or they incur arising out of: (i) any material inaccuracy or material omission in any Prospectus, registration statement, annual report, proxy statement or other publicly disseminated material of the Fund, or any advertising or promotional material generated by the Fund or the Distributor or based on information published or generated by the Distributor or the Fund or affiliate of the Fund; (ii) any material breach by the Distributor of any representation, warranty, covenant or agreement contained in this Agreement (except to the extent such Losses result from your material breach of this Agreement, willful misconduct, or gross negligence); or (iii) any

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action taken or omitted to be taken by the Fund or the Distributor pursuant to this Agreement (except to the extent such Losses result from your material breach of this Agreement, willful misconduct, or gross negligence).

You shall indemnify, defend and protect the Distributor, the Fund, each trust or corporation of which the Fund is a series and each of their respective directors, trustees, controlling persons, officers, employees, and agents, and hold the Fund, the Distributor, each such trust or corporation, and each such director, trustee, controlling person, officer, employee and agent harmless from and against any and all Losses it or they incur arising out of: (i) any material inaccuracy or material omission in any advertising or promotional material generated by you that is not accurately derived from (a) the Prospectus, registration statement, annual report, proxy statement or other publicly disseminated material of any Fund provided to you, or (b) any advertising or promotional material generated by the Fund or the Distributor and provided to you, or (c) information published or generated by the Distributor or the Fund or any affiliate of the Fund and provided to you; (ii) any material breach by you of any representation, warranty, covenant or agreement contained in this Agreement (except to the extent such Losses result from the Fund’s or the Distributor’s material breach of this Agreement, willful misconduct, or gross negligence); or (iii) any action taken or omitted to be taken by you pursuant to this Agreement (except to the extent such Losses result from the Fund’s or the Distributor’s material breach of this Agreement, willful misconduct, or gross negligence).

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Neither party hereto shall be liable for any special, consequential or incidental damages.

12.        “Confidential Information” under this Agreement shall include Non-Public Personal Information (“NPI”) as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999 (“GLBA”), 17 CFR 248.3(t)(1) and any successor federal rules and regulations or statutes thereunder, all as may be amended or supplemented from time to time and as they may relate to your or your affiliates’ “Consumers” (as defined under GLBA). The Distributor shall, and shall cause its representatives to, keep NPI confidential. The Distributor shall use NPI only as necessary for the specific purpose for which the NPI was disclosed to the Distributor. The Distributor shall not disclose nor otherwise use any NPI provided to it by you other than to carry out the purposes of this agreement or the purposes permitted under the exceptions specified in 17 CFR 248.14 and 248.15. The Distributor represents, warrants and covenants that it is and will be a qualified nonaffiliated third party and shall adhere to the standards required for a “Service Provider” as this term is described in Section 502 of GLBA and 17 CFR 248.13(a)(ii) for the purpose of the exceptions to “Opt Out” and “Initial Notice and Opt Out” requirements under GLBA.

13.        You represent that you are a member of the Financial Industry Regulatory Authority (“FINRA”) with a branch office in Puerto Rico, and we both agree to abide by FINRA’s Rules of Fair Practice. Distributor represents that it is a duly organized, validly existing Puerto Rico limited liability company authorized to do the business described in this Agreement in Puerto Rico and that it is a FINRA member.

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14.        You agree that you have policies, procedures and internal controls in place to assure compliance with applicable federal and local anti-money laundering laws and regulations, including those imposed by the USA Patriot Act. You hereby agree to provide us with a certification corroborating the existence of your anti-money laundering program upon request, and agree to grant access to your anti-money laundering policies and records to the federal and local regulatory authorities having jurisdiction over the Distributor and the Fund.

15.        You agree to act hereunder exclusively from your branch office in Puerto Rico.

16.        All communications to us should be sent to the address below. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

17.        You agree that this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico.

18.        Your first order placed pursuant to this Agreement for the purchase of Common Stock of the Fund will represent your acceptance of this Agreement.

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POPULAR SECURITIES LLC

By:

President

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Please return one signed copy of this Agreement to:

POPULAR SECURITIES LLC

Twelfth Floor

Banco Popular Center

209 Munoz Rivera Avenue

San Juan, Puerto Rico 00918

Accepted:

Firm Name:

By:

Address:

Date:

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